Exhibit 99.1

Lone Pine Resources Announces Second Quarter 2011 Results

  Second Quarter 2011 Equivalent Net Sales Volumes of 95 MMcfe/d (102 MMcfe/d Working Interest); 13% Growth from First Quarter of 2011
  Second Quarter 2011 Liquids Net Sales Volumes of 3,055 Bbls/d (3,561 Bbls/d Working Interest); 58% Growth from First Quarter of 2011
  Second Quarter 2011 Net Liquids Weighting Increased to 19% from 14% in First Quarter of 2011

CALGARY, Alberta--(BUSINESS WIRE)---Lone Pine Resources Inc. (“Lone Pine” or the “Company”) (NYSE:LPR) (TSX:LPR) today announced financial and operational results for the second quarter of 2011. Selected highlights for the quarter include:

  Equivalent net sales volumes of 95 MMcfe/d increased 13% from the first quarter of 2011
  Liquids net sales volumes of 3,055 Bbls/d increased 58% from the first quarter of 2011
  Net commodity mix increased to 19% liquids in the second quarter of 2011 from 14% in the first quarter of 2011
  Adjusted net earnings of $8.1 million or $0.11 per diluted share
  Adjusted EBITDA of $34.2 million increased 68% from the first quarter of 2011
  Adjusted discretionary cash flow of $32.3 million increased 70% from the first quarter of 2011
  100% drilling success rate year-to-date in 2011 from 17 gross (17 net) light oil wells at Evi and 4 gross (3.5 net) natural gas wells in the Nikanassin resource play at Narraway

David M. Anderson, President and CEO of Lone Pine, stated, “We are pleased to report our second quarter 2011 results, our first as a public company. Second quarter average net production of 95 MMcfe/d represented a 13% increase over the first quarter of 2011 and an increase in liquids production has underpinned significant growth in revenue, EBITDA and cash flow. Despite many operational and weather related challenges that faced much of the oil and gas industry in our core areas, we were able to execute our business plan with little disruption and negative effects.

“We are encouraged with the improved success we have realized at Evi, where a modified completion technique implemented in the first half of 2011 has significantly improved the economics of what we believe is an industry-leading light oil asset. We will continue our focus on the Slave Point at Evi in the second half of 2011 to further advance the play and continue to shift our commodity weighting towards high margin light oil.”

Second Quarter 2011 Results

Sales Volumes, Average Realized Prices and Revenues

Lone Pine’s average net sales volumes for the second quarter of 2011 increased 13% to 95 MMcfe/d compared to 84 MMcfe/d in the first quarter of 2011. Lone Pine’s average oil and NGLs net sales volumes for the second quarter of 2011 increased 58% to 3,055 Bbls/d compared to 1,933 Bbls/d in the first quarter of 2011.

The average realized natural gas price for the second quarter of 2011 increased 7% to $3.74 per Mcf compared to $3.49 per Mcf in the first quarter of 2011. The average realized oil price for the second quarter of 2011 increased 15% to $92.78 per Bbl compared to $80.71 per Bbl in the first quarter of 2011. The average oil price differential for the second quarter of 2011 of $8.20 per Bbl improved from $13.39 per Bbl in the first quarter of 2011. The oil price differential realized in the second quarter of 2011, while improved from the first quarter, was negatively affected by a sales pipeline disruption in the Evi area in late April that required volumes to be trucked to market. The average realized NGL price for the second quarter of 2011 increased 12% to $66.32 per Bbl compared to $59.40 per Bbl in the first quarter of 2011. The following table details the components of sales volumes, average realized prices and revenues for the three months ended June 30, 2011 and March 31, 2011:

	Three Months Ended
	June 30, 2011	March 31, 2011

Average Daily Working Interest Sales Volumes
Natural Gas (MMcf/d)	81	76
Oil (Bbls/d)	3,264	1,989
NGLs (Bbls/d)	297	311
Total (MMcfe/d)	102	89
Total Equivalent (MMcfe)	9,309	8,043
% Oil & NGLs	21%	15%

Average Daily Net Sales Volumes
Natural Gas (MMcf/d)	76	72
Oil (Bbls/d)	2,846	1,711
NGLs (Bbls/d)	209	222
Total (MMcfe/d)	95	84
Total Equivalent (MMcfe)	8,606	7,530
% Oil & NGLs	19%	14%

Royalties	7.6%	6.4%

Average Realized Prices
Natural Gas ($/Mcf)	$3.74	$3.49
Oil ($/Bbl)	92.78	80.71
NGLs ($/Bbl)	66.32	59.40
Average Realized Prices ($/Mcfe)	$5.96	$4.82

Net Revenues (In thousands)
Natural Gas	$25,964	$22,643
Oil	24,031	12,430
NGLs	1,260	1,188
Total Revenue	$51,255	$36,261

Total Cash Costs

Lone Pine’s total cash costs per unit for the second quarter of 2011 decreased 2% to $2.21 per Mcfe, compared to $2.25 per Mcfe in the first quarter of 2011. The following table details the components of total cash costs for the three months ended June 30, 2011 and March 31, 2011:

	Three Months Ended June 30, 2011		Three Months Ended March 31, 2011
	In thousands	$/Mcfe	In thousands	$/Mcfe
Lease Operating Expense	$8,980	$1.04	$8,227	$1.09
Production and Property Taxes	623	0.07	603	0.08
Transportation and Processing Costs	4,390	0.51	3,625	0.48
Total Production Expense	$13,993	$1.63	$12,455	$1.65
General and Administrative Expense	2,680	0.31	3,126	0.42
Interest Expense	2,326	0.27	1,380	0.18
Current Income Tax Expense	-	-	-	-
Total Cash Costs	$18,999	$2.21	$16,961	$2.25

_________________________

Total cash costs is a non-GAAP measure that is used by management to assess the Company’s cash operating performance. Lone Pine defines total cash costs as all cash operating costs, including production expense; general and administrative expense (excluding stock-based compensation); interest expense; and current income tax expense.

Depreciation and Depletion Expense

Lone Pine’s depreciation and depletion expense per unit for the second quarter of 2011, decreased 4% to $2.44 per Mcfe, compared to $2.53 per Mcfe in the first quarter of 2011. The decrease from the previous quarter is primarily due to the acquisition of reserves in Narraway/Ojay at a lower cost than the Company’s historical depletion rate.

Capital Expenditures

Lone Pine’s total capital expenditures for the second quarter of 2011 were $108.7 million compared to $77.9 million in the first quarter of 2011. The second quarter of 2011 included $79.0 million for the acquisition of certain assets in the Narraway/Ojay area. Excluding acquisitions and leasehold costs, total capital expenditures decreased 63% from the first quarter of 2011. The following table details the components of total capital expenditures incurred for the three months ended June 30, 2011 and March 31, 2011 (in thousands):

	Three Months Ended June 30, 2011	Three Months Ended March 31, 2011
Exploration and development	$28,239	$75,956
Acquisitions and leasehold costs	80,034	398
Overhead capitalized	180	1,325
Interest capitalized	271	264
Total	$108,724	$77,943

Credit Facility

The Company maintains a CDN$500 million credit facility between Lone Pine and a syndicate of banks that currently has a borrowing base of CDN$350 million. The credit facility, which matures in March 2016, is secured by a portion of the Company’s assets. As of June 30, 2011 Lone Pine had CDN$271 million outstanding under the credit facility.

Operational Highlights

Evi Light Oil Play

As highlighted in the Company’s July 6, 2011 press release, Lone Pine continued to improve well performance in the Evi light oil play. Results from the first 11 horizontal wells completed prior to spring break-up in 2011 under the new fracture stimulation program had average initial peak production rates of 305 Bbls/d per well and 30-day average rates of 206 Bbls/d. Activity levels in the area ramped up in early July following spring break-up and the Company is currently completing six horizontal wells drilled in the first half of the year. Two rigs are currently drilling and a third rig is planned to be added later in the third quarter. Lone Pine plans to drill 25 gross (25 net) horizontal wells in Evi in the second half of 2011.

As at June 30, 2011, Lone Pine holds approximately 50,400 gross and 43,500 net acres in the Evi light oil play.

Nikanassin Resource Play

As highlighted in the Company’s July 6, 2011 press release, in the first half of 2011 Lone Pine completed four vertical wells in the Nikanassin resource play in the Narraway/Ojay area with an average initial 24-hour production rate of 9 MMcf/d. Additionally, Lone Pine drilled its first horizontal test that had a 24-hour initial production rate of 6.4 MMcf/d from a single interval. This first horizontal well was drilled with a 2,200 foot lateral and completed with seven fracture stimulation stages. The well was not drilled to planned specifications of a 4,000 foot lateral and 14 fracture stimulation stages due to slower than expected drilling rates and operational time constraints. The Company is encouraged by the first horizontal well result which has a stabilized 90-day average production rate of approximately 3.2 MMcf/d and intends to further its near term horizontal efforts primarily through identified re-entry candidates. Lone Pine plans to drill 3 gross (3 net) wells targeting the Nikanassin in the second half of the year and is currently completing 2 gross (1.5 net) wells that were drilled prior to spring break-up.

As at June 30, 2011, Lone Pine holds approximately 202,100 gross and 128,800 net acres in the Nikanassin resource play.

Hedging Update

As of July 31, 2011, Lone Pine had NYMEX natural gas and crude oil derivatives in place for the second half of 2011 and for 2012 covering the aggregate average daily volumes and weighted average prices shown below. The total derivatives in place provide price protection on an estimated 40% and 50% of the midpoint of guided second half of 2011 natural gas and crude oil net sales volumes, respectively.

	Second Half 2011		Calendar 2012
Natural gas swaps:
Contract volumes (MMBtu/d)	30,000		25,000
Weighted average price ($/MMBtu)	$4.85		$5.09

Oil swaps:
Contract volumes (Bbls/d)	2,000	(1)	2,000
Weighted average price ($/Bbl)	$100.29		$102.35

(1) Oil swaps for 2011 relate to the period from August 2011 to December 2011.

Non-GAAP Financial Measures

Adjusted Net Earnings

In addition to reporting net earnings as defined under GAAP, Lone Pine also presents adjusted net earnings, which is a non-GAAP performance measure. Adjusted net earnings consists of net earnings after adjustment for those items described in the table below. Adjusted net earnings does not represent, and should not be considered an alternative to, GAAP measurements, such as net earnings (its most comparable GAAP financial measure), and Lone Pine’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items described below, Lone Pine believes the measure is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in similar industries. Lone Pine’s management does not view adjusted net earnings in isolation and also uses other measurements, such as net earnings and revenues, to measure operating performance. The following table provides a reconciliation of net earnings, the most directly comparable GAAP measure, to adjusted net earnings for the periods presented (in thousands):

	Three Months Ended	Six Months Ended
	June 30, 2011	June 30, 2011

Net earnings	$5,589	$11,077
Unrealized gains on derivative instruments, net of tax	(3,771)	(3,771)
Unrealized foreign currency exchange losses, net	30,964	24,309
Realized foreign currency exchange gains, net	(28,837)	(28,837)
Change in valuation allowance for deferred tax assets	4,116	4,116
Adjusted net earnings	$8,061	$6,894

Adjusted net earnings attributable to participating securities	(1)	-
Adjusted net earnings for diluted earnings per share	$8,060	$6,894

Weighted average number of diluted shares outstanding	74,945	72,486

Adjusted net earnings per diluted share	$0.11	$0.10

Adjusted EBITDA

In addition to reporting net earnings as defined under GAAP, Lone Pine also presents adjusted earnings before interest, income taxes, depreciation, depletion, and amortization (“Adjusted EBITDA”), which is a non-GAAP performance measure. Adjusted EBITDA consists of net earnings before interest expense, income taxes, depreciation, depletion, and amortization, as well as other items such as unrealized gains on derivative instruments, realized and unrealized foreign currency exchange (gains) losses, accretion of asset retirement obligations, and other items presented in the table below. Adjusted EBITDA does not represent, and should not be considered an alternative to, GAAP measurements, such as net earnings (its most comparable GAAP financial measure), and Lone Pine’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating interest, income taxes, depreciation, depletion, and amortization, and other items from earnings, Lone Pine believes the result is a useful measure across time in evaluating its fundamental core operating performance. Management also uses Adjusted EBITDA to manage its business, including in preparing its annual operating budget and financial projections. Lone Pine believes that Adjusted EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in similar industries. Lone Pine’s management does not view Adjusted EBITDA in isolation and also uses other measurements, such as net earnings and revenues, to measure operating performance. The following table provides a reconciliation of net earnings, the most directly comparable GAAP measure, to Adjusted EBITDA for the periods presented (in thousands):

	Three Months Ended	Six Months Ended
	June 30, 2011	June 30, 2011

Net earnings	$5,589	$11,077
Interest expense	2,326	3,706
Income tax expense	7,722	9,707
Depreciation, depletion, and amortization	20,962	39,981
Unrealized gains on derivative instruments	(5,130)	(5,130)
Realized foreign currency exchange gains	(33,892)	(33,892)
Unrealized foreign currency exchange losses, net	36,360	28,540
Accretion of asset retirement obligations	279	554
Stock-based compensation	19	19
Adjusted EBITDA	$34,235	$54,562

Adjusted Discretionary Cash Flow

In addition to reporting cash provided by operating activities as defined under GAAP, Lone Pine also presents adjusted discretionary cash flow, which is a non-GAAP liquidity measure. Adjusted discretionary cash flow consists of cash provided by operating activities before changes in working capital items. Management uses adjusted discretionary cash flow as a measure of liquidity and believes it provides useful information to investors because it assesses cash flow from operations for each period before changes in working capital, which fluctuates due to the timing of collections of receivables and the settlements of liabilities. This measure does not represent the residual cash flow available for discretionary expenditures, since Lone Pine has mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure. Because of this, its utility as a measure of Lone Pine’s operating performance has material limitations. The following table provides a reconciliation of net cash provided by operating activities, the most directly comparable GAAP measure, to adjusted discretionary cash flow for the periods presented (in thousands):

	Three Months Ended	Six Months Ended
	June 30, 2011	June 30, 2011

Net cash provided by operating activities	$5,410	$29,861
Changes in working capital:
Accounts receivable	1,227	(4,288)
Prepaid expenses and other current assets	(2,973)	(2,758)
Accounts payable and accrued liabilities	3,311	3,830
Accrued interest and other current liabilities	25,329	24,703
Adjusted discretionary cash flow	$32,304	$51,348

Conference Call

A conference call is scheduled for Tuesday, August 2, 2011, at 1:00 PM MT. To participate, please dial 1.800.399.6298 (toll-free for U.S./Canada) or 1.706.634.0924 (for International) and request the Lone Pine teleconference (ID # 84280963) or listen to the webcast on Lone Pine’s website at www.lonepineresources.com. A replay will be available from Tuesday, August 2, 2011 through August 16, 2011 by dialing toll free 1.855.859.2056 (for U.S./Canada) or 1.404.537.3406 (for International) and entering conference passcode #84280963.

Important Note: Lone Pine reports financial results in United States dollars and in accordance with United States GAAP and presents production volumes on a net after royalties basis, unless otherwise stated.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Canadian securities laws. All statements, other than statements of historical facts, that address activities that Lone Pine assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Lone Pine cautions that future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures, and other forward-looking statements relating to Lone Pine are subject to all of the risks and uncertainties normally incident to their exploration for and development and production and sale of oil and gas.

These risks relating to Lone Pine include, but are not limited to, oil and natural gas price volatility, its access to cash flows and other sources of liquidity to fund its capital expenditures, its level of indebtedness, its ability to replace production, the impact of the current financial and economic environment on its business and financial condition, a lack of availability of, or increase in costs relating to, goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in the registration statement that Lone Pine filed with the SEC and the final prospectus dated May 25, 2011 that Lone Pine filed with the SEC and securities regulatory authorities in Canada, and the other reports that Lone Pine files with the SEC and with Canadian securities regulators. Any of these factors could cause Lone Pine's actual results and plans to differ materially from those in the forward-looking statements.

Units of Equivalency

This news release discloses certain information on an "equivalency" basis with oil and NGL quantities converted to Mcfe (thousand cubic feet of gas equivalent) or MMcfe (million cubic feet of gas equivalent) based on a conversion ratio of one Bbl of liquids to six Mcf of natural gas. Units of equivalency such as Mcfe and MMcfe may be misleading, particularly if used in isolation. A Mcfe conversion ratio of 1 Bbl of crude oil or NGLs to six Mcf of natural gas is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. Although this conversion ratio is an industry accepted norm, it is not reflective of price or market value differentials between product types.

Lone Pine Resources Inc. is engaged in the exploration and development of natural gas and light oil in Canada. Lone Pine's principal reserves, producing properties, and exploration prospects are located in Canada in the provinces of Alberta, British Columbia, and Quebec and the Northwest Territories.

LONE PINE RESOURCES INC. Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
	2011	2010
		(Restated)
ASSETS	(In thousands)

Current assets:
Cash	$5,010	$576
Accounts receivable	30,006	33,405
Derivative instruments	3,984	-
Prepaid expenses and other current assets	5,940	6,168
Total current assets	44,940	40,149

Net property and equipment	815,794	645,405

Inventory	8,722	9,993
Goodwill	17,966	17,422
Derivative instruments	1,146	-
Other assets	5,229	2,222
	$893,797	$715,191

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$37,263	$42,202
Advances and accrued interest payable to Forest Oil Corporation	1,218	38,556
Note payable to Forest Oil Corporation	-	250,183
Capital lease obligation	1,168	-
Other current liabilities	3,241	3,445
Total current liabilities	42,890	334,386

Bank credit facility	280,973	-
Asset retirement obligations	15,174	13,741
Deferred income taxes	69,031	57,560
Capital lease obligation	6,556	-
Other liabilities	2,455	3,636
Total liabilities	417,079	409,323

Total stockholders' equity	476,718	305,868
	$893,797	$715,191

LONE PINE RESOURCES INC. Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(In thousands, except per share amounts)		(In thousands, except per share amounts)

Revenues:
Oil and gas sales	$51,255	$38,255	$87,516	$75,662
Interest and other	8	3	20	9
Total revenues	51,263	38,258	87,536	75,671

Costs, expenses, and other:
Lease operating expenses	8,980	5,943	17,207	11,577
Production and property taxes	623	625	1,226	1,247
Transportation and processing costs	4,390	2,749	8,015	4,953
General and administrative	2,584	2,026	6,035	4,378
Depreciation, depletion, and amortization	20,962	16,374	39,981	29,641
Interest expense on borrowings from Forest Oil Corporation	1,171	1,667	2,467	2,325
Interest expense	1,155	110	1,239	192
Foreign currency exchange losses (gains), net	2,468	10,604	(5,352)	3,954
Unrealized gains on derivative instruments	(5,130)	-	(5,130)	-
Other, net	749	663	1,064	808
Total costs, expenses, and other	37,952	40,761	66,752	59,075

Earnings (loss) before income taxes	13,311	(2,503)	20,784	16,596

Income tax expense	7,722	374	9,707	4,363

Net earnings (loss)	$5,589	$(2,877)	$11,077	$12,233

Basic earnings (loss) per common share	$0.07	$(0.04)	$0.15	$0.17

Diluted earnings (loss) per common share	$0.07	$(0.04)	$0.15	$0.17

LONE PINE RESOURCES INC. Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended
	June 30,
	2011	2010
	(In thousands)
Cash flows from operating activities:
Net earnings	$11,077	$12,233
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, depletion, and amortization	39,981	29,641
Deferred income tax	9,707	4,363
Unrealized gains on derivative instruments	(5,130)	-
Unrealized foreign currency exchange losses, net	28,540	3,954
Realized foreign currency exchange gains	(33,892)	-
Other, net	1,065	772

Changes in operating assets and liabilities:
Accounts receivable	4,288	(15,294)
Prepaid expenses and other current assets	2,758	(7,335)
Accounts payable and accrued liabilities	(3,830)	(2,900)
Accrued interest and other current liabilities	(24,703)	2,535
Net cash provided by operating activities	29,861	27,969

Cash flows from investing activities:
Capital expenditures	(205,742)	(159,577)
Proceeds from sales of assets	468	25,595
Net cash used by investing activities	(205,274)	(133,982)

Cash flows from financing activities:
Proceeds from bank borrowings	610,089	92,480
Repayments of bank borrowings	(329,116)	(92,480)
Net (repayments)/proceeds (to)/from Forest Oil Corporation	(266,434)	94,354
Dividend to Forest Oil Corporation	(29,219)	-
Proceeds from issuance of common stock, net of offering costs	178,502	-
Other, net	14,892	2,492
Net cash provided by financing activities	178,714	96,846

Effect of exchange rate changes on cash	1,133	221

Net increase (decrease) in cash	4,434	(8,946)
Cash at beginning of period	576	8,946
Cash at end of period	$5,010	$-

CONTACT:
Lone Pine Resources Inc.
David Anderson, 403-292-8000
President & Chief Executive Officer
or
Ed Bereznicki, 403-292-8000
Executive Vice President & Chief Financial Officer